Exhibit 107.1

Calculation of Filing Fee Table

FORM S-8

(Form Type)

MOODY’S CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(o)	$75,000,000	100%	$75,000,000	0.00011020	$8,265.00

Total Offering Amounts					$75,000,000		$8,265.00

Total Fee Offsets							—

Net Fee Due							$8,265.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also includes additional shares of Moody’s Corporation common stock, par value $0.01 per share (the “Common Stock”), in respect of the securities identified in the above table that may become issuable through the Profit Participation Plan of Moody’s Corporation (amended and restated as of January 1, 2020) (as the same may be further amended, the “Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.